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                                                                     EXHIBIT 2.4
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                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                     DISCOVERY PARTNERS INTERNATIONAL, INC.,

                               DPI PATENTS, INC.,

                                       and

                                XENOMETRIX, INC.

                             dated February 27, 2001

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                                TABLE OF CONTENTS

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Article I Definitions.......................................................................1
               1.1    Defined Terms.........................................................1
               1.2    Construction of Certain Terms and Phrases.............................7

Article II The Merger.......................................................................7
               2.1    The Merger............................................................7
               2.2    Effective Time........................................................7
               2.3    Effect of the Merger..................................................7
               2.4    Certificate of Incorporation; Bylaws..................................7
               2.5    Directors and Officers................................................8
               2.6    Effect on Capital Stock/Merger Consideration..........................8
               2.7    Dissenters' Rights....................................................9
               2.8    Exchange Procedure....................................................9
               2.9    Additional Escrow and Indemnity Provisions...........................10
               2.10   Closing..............................................................11

Article III Representations and Warranties of the Company..................................13
               3.1    Organization of the Company..........................................13
               3.2    Company Capital Structure............................................13
               3.3    Ownership of Company Convertible Securities..........................14
               3.4    Authority of the Company.............................................14
               3.5    No Affiliates........................................................14
               3.6    No Conflicts.........................................................14
               3.7    Consents and Governmental Approvals and Filings......................15
               3.8    Books and Records....................................................15
               3.9    SEC Filings; Company Financial Statements............................15
               3.10   Absence of Changes...................................................16
               3.11   No Undisclosed Liabilities...........................................18
               3.12   Tangible Personal Property...........................................18
               3.13   Benefit Plans; ERISA.................................................18
               3.14   Real Property........................................................20
               3.15   Intellectual Property Rights.........................................20
               3.16   Proprietary Information of Third Parties.............................23
               3.17   Litigation...........................................................23
               3.18   Compliance with Law..................................................24
               3.19   Contracts............................................................24
               3.20   Environmental Matters................................................25
               3.21   Inventory............................................................27
               3.22   Accounts Receivable..................................................27
               3.23   Restrictions on Business Activities..................................27
               3.24   Insurance............................................................27
               3.25   Tax Matters..........................................................27
               3.26   Labor and Employment Relations.......................................29
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                          TABLE OF CONTENTS (Continued)
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               3.27   Certain Employees....................................................29
               3.28   Change of Control Payments...........................................29
               3.29   Customers............................................................29
               3.30   Proxy Statement......................................................30
               3.31   Bank Accounts........................................................30
               3.32   Permits..............................................................30
               3.33   Third Party Consents.................................................30
               3.34   Brokers..............................................................31
               3.35   Board Approval.......................................................31
               3.36   Material Misstatements and Omissions.................................31

Article IV Representations and Warranties of Parent and Acquisition Co.....................31
               4.1    Organization.........................................................31
               4.2    Authority............................................................31
               4.3    Litigation...........................................................31
               4.4    Reports and Financial Statements.....................................31
               4.5    Brokers..............................................................32

Article V Covenants........................................................................32
               5.1    Operation of Business Prior to Effective Time........................32
               5.2    Proxy Statement......................................................36
               5.3    Meeting of Stockholders..............................................36
               5.4    No Solicitation or Negotiation.......................................36
               5.5    Access to Information................................................36
               5.6    Public Announcements; Company Literature.............................36
               5.7    Notification of Certain Matters......................................37
               5.8    Satisfaction of Conditions to Closing................................37
               5.9    Fees and Expenses....................................................37
               5.10   Confidentiality......................................................37
               5.11   Voting Agreements....................................................37

Article VI Conditions to Consummation of the Merger........................................38
               6.1    Conditions to Each Party's Obligations to Effect the Merger..........38
               6.2    Conditions to the Obligations of the Company.........................38
               6.3    Conditions to the Obligations of Parent and Acquisition Co...........38

Article VII Termination; Amendment; Waiver.................................................40
               7.1    Termination..........................................................40
               7.2    Effect of Termination................................................40
               7.3    Amendment............................................................41
               7.4    Break-Up Fee.........................................................41
               7.5    Extension; Waiver....................................................41

Article VIII Actions by the Parties After the Closing......................................42
               8.1    Survival of Representations, Warranties, Etc.........................42
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                          TABLE OF CONTENTS (Continued)
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               8.2    Indemnification......................................................42
               8.3    Indemnity Escrow Account.............................................45
               8.4    Further Assurances...................................................45

Article IX Miscellaneous...................................................................45
               9.1    Notices..............................................................45
               9.2    Entire Agreement.....................................................47
               9.3    Waiver...............................................................47
               9.4    Amendment............................................................47
               9.5    No Third Party Beneficiary...........................................47
               9.6    No Assignment; Binding Effect........................................47
               9.7    Headings.............................................................47
               9.8    Severability.........................................................47
               9.9    Governing Law........................................................47
               9.10   Arbitration and Venue................................................47
               9.11   Construction.........................................................48
               9.12   Counterparts.........................................................48
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                             SCHEDULES AND EXHIBITS

Schedules

Schedule 1            Parties entering into a Voting Agreement
Company Disclosure Schedule

Exhibits

Exhibit A      -     Certificate of Merger
Exhibit B      -     Certificate of Incorporation of the Surviving Corporation
Exhibit C      -     Bylaws of the Surviving Corporation
Exhibit D      -     Escrow Agreement
Exhibit E      -     Opinion of Counsel to Parent
Exhibit F            Form of Employment Agreement
Exhibit G      -     Company Officer's Certificate
Exhibit H      -     Company Secretary Certificate
Exhibit I      -     Opinion of Counsel to Company
Exhibit J-1    -     Parent Officer's Certificate
Exhibit J-2          Acquisition Co. Officer's Certificate
Exhibit K-1    -     Parent Secretary Certificate
Exhibit K-2          Acquisition Co. Secretary Certificate
Exhibit L      -     Form of License Agreement
Exhibit M      -     Form of Voting Agreement
Exhibit N      -     Certificate of Officer of Company


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                      AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of February 27, 2001, by and among Discovery Partners International, Inc., a Delaware corporation ("Parent"), DPI Patents, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Co."), and Xenometrix, Inc., a Delaware corporation (the "Company").

                                    RECITALS

        A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Acquisition Co. will merge with and into the Company (the "Merger").

        B. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

        C. The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

        D. Parent, Acquisition Co. and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.1 DEFINED TERMS. As used in this Agreement, the following defined terms have the meanings indicated below:

        "Acquisition Co." has the meaning set forth in the first paragraph of this Agreement.

        "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order (as defined below), inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority (as defined below).

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        "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

        "Affiliated Group" means a group of corporations with which the Company has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

        "Affiliated Period" means any period in which the Company was a member of an Affiliated Group.

        "Aggregate Net Exercise Price" has the meaning set forth in Section 6.3(j).

        "Agreement" has the meanings set forth in the first paragraph of this Agreement and in Section 2.2.

        "Assets and Properties" and "Assets or Properties" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

        "Benefit Plan" means any Plan established, arranged or maintained by the Company or any corporate group of which the Company is or was a member, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any employee, officer, director or former employee, officer or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

        "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

        "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

        "Cash Consideration" has the meaning set forth in Section 2.6(a).

        "Certificate of Merger" has the meaning set forth in Section 2.2.

        "Closing" has the meaning set forth in Section 2.10(a).

        "Closing Date" has the meaning set forth in Section 2.10(a).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company" has the meaning set forth in the first paragraph of this Agreement.


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        "Company Common Stock" has the meaning set forth in Section 3.2(a) of this Agreement.

        "Company Convertible Securities" has the meaning set forth in Section 3.2(b).

        "Company Disclosure Schedule" means the disclosure schedule delivered to Parent immediately prior to the execution of this Agreement, which sets forth the exceptions to the representations and warranties contained in Article 3 hereof and certain other information called for by this Agreement.

        "Company Financial Statements" has the meaning set forth in Section 3.9(c) of this Agreement.

        "Company Stockholders" means all holders of Outstanding Company Common Stock.

        "Company Stock Option Plans" has the meaning set forth in Section 2.6(b)(iii) of this Agreement.

        "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

        "Damages" has the meaning set forth in Section 8.2(a).

        "Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

        "DGCL" has the meaning set forth in the first recital of this Agreement.

        "Dissenting Shares" has the meaning set forth in Section 2.7.

        "Dissenting Stockholders" has the meaning set forth in Section 2.7.

        "Effective Time" has the meaning set forth in Section 2.2.

        "Employment Agreement" has the meaning set forth in Section
2.10(b)(viii).

        "Encumbrances" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" means any entity which is a member of a "controlled group of corporations" or which is or was under "common control" with the Company as defined in Section 414 of the Code.

        "Escrow Agent" has the meaning set forth in Section 2.6(c).

        "Escrow Agreement" has the meaning set forth in Section 2.6(c).


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        "Escrow Period" has the meaning set forth in Section 8.3.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning set forth in Section 2.8.

        "Final Date" has the meaning set forth in Section 7.1(b).

        "GAAP" means United States generally accepted accounting principles, as currently in effect.

        "Gene Expression Profiling Technology Patents" has the meaning set forth in Section 7.4.

        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

        "Harvard License" means that certain License Agreement dated September 1, 2000 between the President and Fellows of Harvard College and the Company.

        "Inbound License Agreements" has the meaning set forth in Section
3.15(f).

        "Indemnity Escrow Amount" has the meaning set forth in Section 2.6(c).

        "Intellectual Property" means (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (collectively, "Patents"); (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, "Trademarks"), (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith and mask works and all applications, registrations and renewals in connection therewith (collectively, "Copyrights");
(iv) trade secrets and confidential business information (including without limitation, product specifications, data, know-how, inventions and ideas, past, current and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names of key personnel and personnel training and techniques and materials), however documented; (v) proprietary computer software and programs (including object code and source code) and other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium); (vi) database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) and any other related information, however, documented; (vii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for a Person containing or based, in whole or in part, on any information included in the foregoing, however documented; (viii) all industrial designs and any registrations and applications therefor; (ix) all databases and data collections and all rights therein (items (iv)-(ix) shall be referred to as "Trade Secrets and Other Proprietary


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Information"); and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.

        "Interim Financial Statements" has the meaning set forth in Section 3.9(b).

        "Knowledge of the Company" or "Known to the Company" means the knowledge of any officer or director of the Company after due inquiry.

        "Letter of Transmittal" has the meaning set forth in Section 2.8.

        "Material Adverse Effect" means, for any Person, a material adverse effect whether individually or in the aggregate (a) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby.

        "Merger" has the meaning set forth in the first recital of this Agreement.

        "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        "Ordinary Course of Business" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

        "Outbound License Agreements" has the meaning set forth in Section 3.15(f).

        "Outstanding Company Common Stock" has the meaning set forth in Section 2.6(a).

        "Parent" has the meaning set forth in the first paragraph of this Agreement.

        "Parent Group" has the meaning set forth in Section 8.2(a).

        "Patents" has the meaning set forth in the definition of "Intellectual Property."

        "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Permitted Encumbrance" means (a) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (b) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the business of the Company.

        "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.


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        "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers' compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

        "Proxy Statement" has the meaning set forth in Section 3.30.

        "Real Property" has the meaning set forth in Section 3.14.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Stockholder Representatives" has the meaning set forth in Section 2.9.

        "Software" has the meaning set forth in Section 3.15(k).

        "Stock Certificates" has the meaning set forth in Section 2.8.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

        "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means (i) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental or Regulatory Authority responsible for the imposition of any such tax (domestic or foreign),
(ii) any liability for payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

        "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

        "Third Party Expenses" has the meaning set forth in Section 5.9.

        "Trademarks" has the meaning set forth in the definition of "Intellectual Property."


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

        "Trade Secrets and Other Proprietary Information" has the meaning set forth in the definition of "Intellectual Property."

        1.2 CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or;" and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II

                                   THE MERGER

        2.1 THE MERGER. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Acquisition Co. shall be merged with and into the Company, the separate corporate existence of Acquisition Co. shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        2.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit A (the "Certificate of Merger") with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on the Closing Date. Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger.

        2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Co. shall become the debts, liabilities and duties of the Surviving Corporation. The Surviving Corporation shall become a wholly-owned subsidiary of Parent.

        2.4 CERTIFICATE OF INCORPORATION; BYLAWS.

               (a) At the Effective Time, the Certificate of Incorporation of Acquisition Co. shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Xenometrix, Inc."


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

               (b) At the Effective Time, the Bylaws of Acquisition Co. shall be the Bylaws of the Surviving Corporation, except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be "Xenometrix, Inc."

        2.5 DIRECTORS AND OFFICERS. The directors of Acquisition Co. immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed. The officers of Acquisition Co. immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until their successors are duly elected or appointed.

        2.6 EFFECT ON CAPITAL STOCK/MERGER CONSIDERATION.

               (a) Conversion of Company Common Stock. Subject to Sections 2.6(c) and 6.3(j) below, at the Effective Time, by virtue of the Merger and without any action on the part of any person, each share of the Company Common Stock (assuming the issuance of Company Common Stock upon the conversion or exercise, as the case may be, of all warrants, vested options and all other Convertible Company Securities in accordance with Section 6.3(j) hereto) issued and outstanding immediately prior to the Effective Time (the "Outstanding Company Common Stock") will be canceled and automatically converted into the right to receive a ratable portion of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Cash Consideration") upon surrender of the certificates representing such shares. At the Effective Time, all rights in respect of such Outstanding Company Common Stock shall cease to exist, other than the right to receive the Cash Consideration, and all such shares shall be cancelled and retired.

               (b) Actions at the Effective Time. At the Effective Time:

                    (i) Except for Dissenting Shares and the securities referred to in Section 2.6(b)(ii) below, each share of Outstanding Company Common Stock will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into a right to receive from Parent a portion of the Cash Consideration, in the amount as determined pursuant to this Section 2.6.

                    (ii) Each share of Company Common Stock held in the treasury of the Company shall be canceled and retired without payment of any consideration therefor.

                    (iii) All unexercised options to purchase Company Common Stock then outstanding under the Company's Employee Stock Option Plan and the Company's Non-Employee Director Stock Option Plan (together, the "Company Stock Option Plans") shall have been terminated in accordance with the terms of the Company Stock Option Plans.

                    (iv) Each outstanding share of common stock of Acquisition Co. shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation and such conversion shares shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

               (c) Cash Consideration Escrow Holdback. At the Closing, Parent shall withhold Two Hundred Fifty Thousand Dollars ($250,000) (the "Indemnity Escrow Amount") from the Cash Consideration payable by Parent to the Company Stockholders as a holdback for


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

any indemnity claims that Parent and/or the Parent Group and/or Acquisition Co. may have hereunder. The Indemnity Escrow Amount shall be deposited in escrow for a period of twelve (12) months following the Closing Date in accordance with the terms and provisions hereof and an Escrow Agreement among Parent, the Stockholder Representatives (as defined below) and Wells Fargo Bank, National Association (the "Escrow Agent") in the form attached hereto as Exhibit D (the "Escrow Agreement"). Any and all claims, actions, or losses that Parent and/or the Parent Group and/or Acquisition Co. may have against the Company or the Company Stockholders, in the aggregate, shall be limited to and payable only up to the limit of the Indemnity Escrow Amount and Parent and or the Parent Group and/or Acquisition Co. shall have no other recourse for any claims, actions or losses, whatsoever, in excess thereof. The foregoing does not release the officers and directors of the Company, individually, for any actions against such officers and directors for fraud or intentional breach by the Company of any representation, warranty or covenant made by the Company in this Agreement.

        2.7 DISSENTERS' RIGHTS. Any of the Outstanding Company Common Stock and other capital stock that has not been voted for approval of this Agreement and with respect to which a demand for payment and appraisal has been properly made in accordance with the DGCL ("Dissenting Shares") will not be converted into the right to receive the Cash Consideration otherwise payable with respect to such Dissenting Shares at or after the Effective Time but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. If a holder of Dissenting Shares ("Dissenting Stockholder") withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Cash Consideration into which such Dissenting Shares would have been converted pursuant to Section 2.6 hereof. The Company will give Parent and Acquisition Co. prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of shares, and Parent shall have the right to participate in, at its sole expense, all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent and Acquisition Co., or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any Cash Consideration that would have been issuable with respect to Dissenting Shares will be retained by Parent.

        2.8 EXCHANGE PROCEDURE.

               (a) Promptly after the Effective Date, Parent shall cause Computershare Trust Company, Inc. ("Exchange Agent") to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented shares of Outstanding Company Common Stock (the "Stock Certificates") whose shares are being converted into the Cash Consideration pursuant to Section 2.6 hereof (less any amount held in escrow pursuant to Section 2.6(c) hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss of the Stock Certificates shall pass, only upon delivery of the Stock Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify) (the "Letter of Transmittal") and (ii) instructions for use in effecting the surrender of the Stock Certificates in exchange for the Cash Consideration (less any amount held in escrow pursuant to Section 2.6(c) hereof). Upon surrender of a Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly executed, the holder of such Stock Certificate shall be entitled to receive in exchange therefor the Cash Consideration (less any amount held in escrow pursuant to Section 2.6(c) hereof) to which the holder of Outstanding Company Common Stock is entitled pursuant to
Section 2.6 hereof. The Stock Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any Outstanding Company Common Stock. From and after the Effective Date, until surrendered as contemplated by this Section 2.8, each Stock Certificate shall be deemed for all corporate purposes to evidence the amount of the Cash Consideration into which the shares of Outstanding Company Common Stock represented by such Stock Certificate have been converted.

               (b) The Cash Consideration delivered upon the surrender for exchange of shares of Outstanding Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Outstanding Company Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Outstanding Company Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

               (c) In the event that any Stock Certificates evidencing shares of Outstanding Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof, such Cash Consideration as may be required pursuant to Section 2.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stock Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Stock Certificates alleged to have been lost, stolen or destroyed.

               (d) Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Outstanding Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.9 ADDITIONAL ESCROW AND INDEMNITY PROVISIONS. By their approval of the Merger, each of the Company Stockholders will be conclusively deemed to have consented to and approved, as applicable: (i) the Escrow Agreement as to any funds to which such Company Stockholder may be entitled from the Indemnity Escrow Amount; (ii) the appointment of Stephen J. Sullivan and John K.A. Prendergast as the representatives of the Company Stockholders, (the "Stockholder Representatives") and as the attorneys-in-fact and agents for and on behalf of each Company Stockholder as provided in this Agreement and the Escrow Agreement; and (iii) the taking by the Stockholder Representatives of any and all reasonable and lawful actions taken in good faith and the making of any reasonable and lawful decisions, made in good faith, required or permitted to be taken by the Stockholder Representatives under this

Agreement and under the Escrow Agreement. The Stockholder Representatives will have authority and power to act on behalf of each Company Stockholder with respect to the disposition, settlement or other handling of (a) indemnity claims under Article VIII and (b) all claims governed by the Escrow Agreement, and all rights or obligations arising under the Escrow Agreement so long as all Company Stockholders are treated in a consistent manner in accordance with their interests and/or consent in writing to different treatment. Each Company Stockholder will be bound by all reasonable and lawful actions taken in good faith by the Stockholder Representatives as to any funds to which such Company Stockholder may be entitled from the Indemnity Escrow Amount in connection with indemnity claims under Article VIII and the Escrow Agreement, and Parent will be entitled to rely on any reasonable and lawful action or decision, taken or made in good faith, of the Stockholder Representatives in connection therewith. Except as to any funds to which such Company Stockholder may be entitled from the Indemnity Escrow Amount for the settlement of claims under Article VIII or the Escrow Agreement for an aggregate for all Company Stockholders of no more than the Indemnity Escrow Amount, the Stockholder Representatives do not have and will not have any authority to obligate the Company Stockholders' rights to receive the "Merger Consideration" in any manner or for any circumstance, claim or otherwise. The Stockholder Representatives do not have and will not have any authority to enter into any agreement or agreements relating to claims under
Article VIII or the Escrow Agreement that would obligate the Company Stockholders to pay any amount other than from the Indemnity Escrow Amount, or an aggregate amount, together with amounts paid in settlement of all other such claims, in excess of the Indemnity Escrow Amount. Any ultra vires act of the Stockholder Representatives shall be null and void.

        2.10   CLOSING.

               (a) Time and Place. The consummation of the Merger under this Agreement (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, 12390 El Camino Real, San Diego, California 92130, at 10:00 a.m. on May 1, 2001, or at such time and in such manner as the parties mutually agree (the "Closing Date").

               (b) Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to Parent and/or Acquisition Co., as the case may be:

                    (i) the Certificate of Merger, duly executed by the Company;

                    (ii)  the Escrow Agreement, duly executed by the Company;

                    (iii) a certificate of an officer of the Company substantially in the form of Exhibit G attached hereto, duly executed by the Company;

                    (iv) a certificate of the Secretary of the Company substantially in the form of Exhibit H attached hereto, certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation of the Company certified as of a recent date by the Secretary of State of Delaware,
(B) a true and complete copy of the Bylaws of the Company, (C) a certificate of each appropriate Secretary of State certifying the good standing of the Company in its state of incorporation and all states in which it is qualified to do business, (D) a true and complete copy of the resolutions of the board of directors of the Company and the resolutions of the stockholders of the Company, each authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and (E) incumbency matters;

                    (v) a certificate of an officer of the Company identifying and providing payment instructions with respect to all expenses and payments to be made by Parent that the Company is electing to have paid by reduction of the Cash Consideration at Closing;

                    (vi) a certificate of an officer of the Company substantially in the form of Exhibit N attached hereto, certifying that the conditions specified in Section 6.3(j) have been fulfilled and setting forth a true and complete list of all Company Convertible Securities converted into or exercised for shares of Company Common Stock by net exercise thereof.

                    (vii) resignation letter of each of the officers and directors of the Company, dated effective as of the Closing;

                    (viii) an employment agreement by and between Parent and Pauline Gee, substantially in the form of Exhibit F attached hereto (the "Employment Agreement"), duly executed by Pauline Gee;

                    (ix) an opinion of Allen, Matkins, Leck, Gamble & Mallory LLP, counsel to the Company, substantially in the form attached hereto as
Exhibit I;

                    (x) evidence satisfactory to Parent in its sole discretion that all stock options have either been exercised for shares of Company Common Stock or have been terminated; and

                    (xi) such other documents as Parent may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

               (c) Closing Deliveries By Parent. At the Closing, Parent and/or Acquisition Co., as the case may be, shall deliver or cause to be delivered:

                    (i) to the Company and/or the Company Stockholders, as the case may be:

                         (A) the Certificate of Merger, duly executed by
Acquisition Co.;

                         (B) the Escrow Agreement, duly executed by Parent;

                         (C) a certificate of an officer of each of Parent and
Acquisition Co., substantially in the forms of Exhibit J-1 and Exhibit J-2 attached hereto, duly executed by each of Parent and Acquisition Co., as applicable;

                         (D) a certificate of the Secretary of each of Parent
and Acquisition Co. substantially in the forms of Exhibit K-1 and Exhibit K-2 attached hereto, certifying as of the Closing Date (A) a true and complete copy of the resolutions of the board of directors of Parent and Acquisition Co., respectively, authorizing the execution, delivery and performance of this Agreement by Parent and Acquisition Co., respectively, and the consummation of the transactions contemplated hereby and (B) incumbency matters; and

                          (E) an opinion of Brobeck, Phleger & Harrison LLP,
counsel to Parent, substantially in the form attached hereto as Exhibit E.

                    (ii) to the Exchange Agent, the Cash Consideration less (A) the Indemnity Escrow Amount, and (B) the Aggregate Net Exercise Price; and

                    (iii) to the Escrow Agent, the Indemnity Escrow Amount.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

        The Company represents and warrants to Parent and Acquisition Co. as of the date hereof and as of the Closing Date, except as set forth on the Company Disclosure Schedule furnished to Parent specifically identifying the relevant subparagraph hereof, as follows:

        3.1 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. The Company has full power and authority, and holds all Permits and authorizations necessary, to carry on its business and to own and use the Assets and Properties owned and used by the Company, except where the failure to have such power and authority or to hold such Permits or authorizations would not have a Material Adverse Effect on the Company. Except as set forth in the Company SEC Reports (as defined below in Section 3.9), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any interest in, any corporation, partnership, joint venture or other business association or entity other than the securities of any publicly-traded entity held for investment only and constituting less than 5% of the outstanding capital stock of any such entity. The Company has delivered or made available a true and correct copy of its charter documents and organizational documents, each as amended to date, to counsel for Parent.

        3.2 COMPANY CAPITAL STRUCTURE.

               (a) The authorized capital stock of the Company consists of (i) 20,000,000 shares of common stock, par value $0.001 per share ("Company Common Stock"), of which 3,354,829 shares are issued and outstanding as of the date hereof; (ii) no shares of capital stock of the Company in treasury; and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share, all of which is undesignated and none of which is issued and outstanding as of the date hereof. Each share of issued and outstanding Company Common Stock is duly authorized, validly issued, fully paid and nonassessable.

               (b) Section 3.2(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list and description of all subscriptions, options, warrants, calls, commitments and other rights of any kind for the purchase or acquisition of, and any securities convertible or exchangeable for, Company Common Stock (collectively, the "Company Convertible Securities"), including the holder thereof, the number of shares of Company Common Stock subject thereto, the exercise price, date of grant, vesting schedule and expiration date thereof and any terms regarding the acceleration of vesting thereof. Such list also describes any repricing of Company Convertible Securities that has taken place since the Company's inception.

               (c) All Company Convertible Securities shall have been exercised, converted or terminated, as the case may be, as of the Closing Date, and there will be no outstanding Company Convertible Securities as of the Closing Date. All shares of Company Common Stock that may be issued upon the exercise or conversion of such Company Convertible Securities will (upon issuance in accordance with their terms) be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

               (d) There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the Knowledge of the Company, other than the Voting Agreements to be entered into between Parent and those stockholders of the Company set forth on Schedule 1 hereto, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company.

        3.3 OWNERSHIP OF COMPANY CONVERTIBLE SECURITIES. Each holder of the Company Convertible Securities owns beneficially and of record that amount of the Company Convertible Securities listed opposite such holder's name in Section 3.2(b) of the Company Disclosure Schedule, free and clear of all Encumbrances, and has good and valid title to such securities.

        3.4 AUTHORITY OF THE COMPANY. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the vote of the holders of a majority of the Company Common Stock. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        3.5 NO AFFILIATES. The Company does not have any Affiliates or subsidiaries and is not a partner in any partnership or a party to any joint venture.

        3.6 NO CONFLICTS. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

               (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents, bylaws or other organizational documents of the Company;

               (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation applicable to the Company, the business or Assets or Properties of the Company or the Company Common Stock or Company Convertible Securities;

               (c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Company, any of its Assets and Properties or the Company Common Stock or Company Convertible Securities may be bound, except for such breaches or defaults as set forth in Section 3.6(c) of the Company Disclosure Schedule as to which requisite waivers or consents will have been obtained by the Closing Date; or

               (d) result in an imposition or creation of any Encumbrance on the business or Assets or Properties of the Company or the Company Common Stock.

        3.7 CONSENTS AND GOVERNMENTAL APPROVALS AND FILINGS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company or Parent.

        3.8 BOOKS AND RECORDS. The minute books and other corporate records of the Company as made available to Parent contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company. The stock transfer ledgers and other similar records of the Company accurately reflect all issuances and record transfers in the capital stock of the Company. The other Books and Records of the Company are true, correct and complete.

        3.9 SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

               (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1997 and has made available to Parent, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal years ended June 30, 1998, June 30, 1999 and June 30, 2000, (ii) its Quarterly Reports on Form 1O-Q for the periods ended September 30, 2000 and December 31, 2000, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1997, (iv) all other reports or registration statements filed by the Company with the SEC since December 31,

1997, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC. All such required forms, reports and documents (including those enumerated in clauses (i) through (v) of the preceding sentence are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

               (b) The Company has previously delivered to Parent its unaudited balance sheet and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the six month period ended December 31, 2000 (the "Interim Financial Statements").

               (c) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and the Interim Financial Statements (the "Company Financial Statements"), including any Company SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the Books and Records of the Company.

               (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

        3.10 ABSENCE OF CHANGES. Since December 31, 2000, except with respect to the actions contemplated by this Agreement, the Company has not:

               (a) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

               (b) borrowed any amount, obtained any letters of credit or incurred or become subject to any liabilities in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate;

               (c) discharged or satisfied any lien or Encumbrance or paid any obligation or liability, other than current liabilities paid in the Ordinary Course of Business and other than current federal income Tax liabilities;

               (d) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed any shares of its capital stock;

               (e) mortgaged or pledged any of its Assets or Properties, or subjected them to any lien, charge or any other Encumbrance, except liens for current property Taxes not yet due and payable;

               (f) sold, leased, subleased, assigned or transferred any of its Assets or Properties, except in the Ordinary Course of Business, or cancelled any debts or claims;

               (g) made any changes in any employee compensation, severance or termination agreement, commitment or transaction other than routine salary increases consistent with past practice or offered employment to any individuals;

               (h) entered into any material transaction, or modified any existing transaction the aggregate consideration for which is in excess of Twenty-Five Thousand Dollars ($25,000);

               (i) suffered any damage, destruction or casualty loss, whether or not covered by insurance;

               (j) made any capital expenditures, additions or improvements or commitments for the same, except those made in the Ordinary Course of Business which in the aggregate do not exceed Twenty-Five Thousand Dollars ($25,000);

               (k) entered into any transaction or operated the Company's business not in the Ordinary Course of Business;

               (l) made any change in its accounting methods or practices or ceased making accruals for Taxes, obsolete inventory, vacation and other customary accruals;

               (m) ceased from reserving cash to pay Taxes, principal and interest on borrowed funds, and other customary expenses and payments;

               (n) caused to be made any revaluation of any of its Assets or Properties;

               (o) caused to be entered into any amendment or termination of any lease, customer or supplier contract or other material contract or agreement to which it is a party, other than in the Ordinary Course of Business;

               (p) made any material change in any of its business policies, including, without limitation, advertising, distributing, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition or sale policies;

               (q) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the Company's business or its financial condition;

               (r) observed any other event or condition of any character which has had a Material Adverse Effect on the Company;

               (s) waived any rights material to its financial or business condition;

               (t) made any illegal payment or rebates; or

               (u) entered into any agreement to do any of the foregoing.

        3.11 NO UNDISCLOSED LIABILITIES. Except as disclosed in the Company Financial Statements, there are no liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including but not limited to any liability for Taxes), nor any basis for any claim against the Company for any such liabilities, relating to or affecting the Company or any of its Assets and Properties, other than such liabilities incurred after December 31, 2000 in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company.

        3.12 TANGIBLE PERSONAL PROPERTY. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under written agreements to use, all tangible personal property, equipment, plants, buildings, structures, facilities and all other Assets and Properties used in or reasonably necessary for the conduct of the Company's business, including all tangible personal property reflected on the Company Financial Statements and any tangible personal property acquired since December 31, 2000, other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property, equipment, plants, buildings, structures, facilities and all other Assets and Properties are listed in Section
3.12 of the Company Disclosure Schedule and are free and clear of all Encumbrances, other than Permitted Encumbrances. All tangible personal property and equipment used by the Company in its business as currently conducted are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of its business as presently conducted, no such equipment or tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost, and with respect to each item of equipment and tangible personal property, the Company has not received notification that it is in violation, in any material respect, of any applicable building, zoning, subdivision, fire protection, health or other law, Order, ordinance or regulation, and no such violation exists.

        3.13 BENEFIT PLANS; ERISA.

               (a) Section 3.13(a) of the Company Disclosure Schedule lists each Benefit Plan together with a brief description of the type of plan and benefit provided thereunder. The Company has no commitment, proposal, or communication to employees regarding the creation of an additional Benefit Plan or any increase in benefits under any Benefit Plan. The Company has provided to Parent
(i) a copy of each Benefit Plan (including amendments) or, where substantially similar arrangements exist, a sample copy and a list of persons participating in such arrangement, (ii) the three (3) most recent annual reports on the Form 5500 series for each Benefit Plan required to file such report and (iii) the most recent trustee's report for each Benefit Plan funded through a trust. For purposes of this Section 3.13, the term "the Company" shall include any ERISA Affiliate of the Company.

               (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable laws or governmental regulations. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans that could subject the Company to any material penalty or Tax imposed under the Code or ERISA.

               (c) Each Qualified Plan has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company has no reason to suspect that such application for determination will be denied. To the Company's Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise Taxes or income Taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

               (d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). The Company does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans.

               (e) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the knowledge of the Company, any basis for such claim. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

               (f) The Company has timely made all required contributions under the Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums.

               (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"),
(i) each such Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under
Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable material requirements of
Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all such Welfare Plans may be amended or terminated at any time on or after the Closing Date. No Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason or retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

               (h) The consummation of the transactions contemplated by this Agreement will not, either immediately or upon the occurrence of any event thereafter, (i) entitle any current or former employee or officer or director of the Company to severance pay, unemployment compensation or any other payment, or
(ii) accelerate the time of payment or increase the amount of compensation otherwise due any such individual.

        3.14 REAL PROPERTY. The Company does not own any real property. Section
3.14 of the Company Disclosure Schedule contains a complete and accurate legal description of each parcel of real property leased by the Company (as lessee or lessor) (the "Real Property") and all Encumbrances (other than Permitted Encumbrances) relating to or affecting the Real Property. The Company has a valid leasehold interest in all real property used in or relating to the conduct of the Company's business, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has rights of ingress and egress with respect to such real property, and all buildings, structures, facilities, fixtures and other improvements thereon that are material for the operation of the Company's business. There is no pending, and to the Knowledge of the Company, there is no contemplated or threatened condemnation of any of the respective parcels of the Real Property or any part thereof. None of the Real Property, or buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, fire protection, administrative, occupational safety and health or other applicable law, rule, or regulation except for any contravention or violation which individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect on the Company. Each lease with respect to the Real Property is a legal, valid and binding agreement of the Company subsisting in full force and effect, and except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The leases in effect allow the particular use of the premises involved, and no provision of any lease prohibits or unduly limits the Company's ability to conduct its business so as to have a Material Adverse Effect on the Company if enforced.

        3.15 INTELLECTUAL PROPERTY RIGHTS.

               (a) Generally. Section 3.15(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned, in whole or in part, including jointly with others (such schedule specifies if such Intellectual Property is owned jointly), by the Company, a complete and accurate list of all United States and foreign (1) Patents and Patent applications; (2) Trademark registrations and applications; (3) Copyright registrations and applications, if any, indicating for each listing required by subsections (1)-(3), the applicable jurisdiction, registration number (or application number) and date issued (or date filed).

               (b) Trademarks.

                    (i) All of the Company's Trademarks are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), other than any requirement that, if not satisfied, would not result in a cancellation of any such registration or otherwise affect the priority and enforceability of the Trademark in question.

                    (ii) None of the Company's registered Trademarks has been within the last three (3) years or is now involved in any opposition or cancellation proceeding in the United States Patent and Trademark Office, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

                    (iii) To the Knowledge of the Company, there has been no prior use of any of the Company's Trademarks by any third party that confers upon said third party superior rights in any such Trademark.

                    (iv) The Company's registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or renewal certificates, as the case may be.

               (c) Copyrights.

                    (i) All of the Company's Copyrights, if any, are currently in compliance with all legal requirements, other than any requirement that, if not satisfied, would not result in a cancellation of any registration or otherwise affect the enforceability of the Copyright in question.

                    (ii) None of the Company's registered Copyrights, if any, has been within the last three (3) years or is now involved in any proceeding in any court of law challenging the Company's rights in any such Copyright, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement.

                    (iii) To the Knowledge of the Company, there has been no prior use of any of the Company's Copyrights, if any, by any third party that confers upon said third party superior rights in any such Copyright.

               (d) Patents.

                    (i) All of the Company's Patents are currently in compliance with legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), other than any requirement that, if not satisfied, would not result in a revocation or lapse or otherwise affect the enforceability of the Patent in question.

                    (ii) None of the Company's Patents has been or is now involved in any interference, reissue, reexamination or opposing proceeding in the United States Patent and Trademark Office or any foreign patent office, and no such action has been threatened in writing within the one (1)-year period prior to the date of this Agreement, with the exception of the oppositions identified in Section 3.15(d)(ii) of the Company Disclosure Schedule.

                    (iii) To the Knowledge of the Company, there is no Patent of any person that claims the same subject matter as any Patent of the Company or invalidates any claim of any Patent of the Company.

               (e) Trade Secrets and Other Proprietary Information. Section 3.15(e) of the Company Disclosure Schedule sets forth a list of employees, consultants, contractors and other entities who have executed proprietary information and confidentiality agreements substantially in the Company's standard forms and a list of employees, consultants, contractors and other entities who have not executed such proprietary information and confidentiality agreements. Except under confidentiality obligations, to the Knowledge of the Company, there has been no disclosure by the Company of its confidential information or Trade Secrets and Other Proprietary Information. The Company has taken all reasonable steps necessary to enforce the proprietary information and confidentiality agreements that have been entered into by its employees, consultants, contractors and other entities.

               (f) License Agreements. Section 3.15(f)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property other than over-the-counter "shrink wrap" software but including all such agreements that are otherwise material to the Company (collectively, the "Inbound License Agreements"), indicating for each the title and the parties thereto and the Intellectual Property that is licensed thereunder. Section 3.15(f)(2) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements under which the Company grants licenses or other rights in or to use or practice any rights under any Intellectual Property (collectively, the "Outbound License Agreements"), indicating for each the title and the parties thereto and the Intellectual Property that is licensed thereunder. There is no outstanding or, to the Knowledge of the Company, threatened dispute or disagreement with respect to any Inbound License Agreement or any Outbound License Agreement.

               (g) Ownership and Other Rights; Sufficiency of Intellectual Property Assets. To the Company's Knowledge, it owns or possesses adequate licenses, re-marketing or sublicensing rights, or other rights to use, free and clear of Encumbrances, Orders and arbitration awards, all of the Intellectual Property used in its business. The Intellectual Property identified in Section 3.15(a) of the Company Disclosure Schedule, together with the Company's Trade Secrets and Other Proprietary Information and the Company's unregistered Copyrights and rights granted to the Company under the Inbound License Agreements, constitute all the Intellectual Property rights and Inbound License Agreements used in the operation of the Company's business as it is currently conducted and to the Knowledge of the Company are all such Intellectual Property rights and Inbound License Agreements necessary to operate such business after the Effective Time in substantially the same manner as such business has been operated by the Company prior thereto.

               (h) No Infringement by the Company. To the knowledge of the Company, the products used, manufactured, marketed, sold or licensed by the Company, and all Intellectual Property used in the conduct of the Company's business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any Intellectual Property of any third party.

               (i) No Pending or Threatened Infringement Claims. No litigation is now or, within the three (3) years prior to the date of this Agreement, was, pending, and no notice or other claim in writing has been received by the Company, (1) alleging that the Company has engaged in any activity or conduct that infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or exclusively licensed by or to the Company. No Intellectual Property that is owned or licensed by the Company is subject to any outstanding Order, stipulation or agreement restricting the use thereof by the Company or, in the case of Intellectual Property licensed by the Company to others, restricting the sale, transfer, assignment or licensing thereof by the Company to any Person.

               (j) No Infringement by Third Parties. To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or licensed by the Company, and no such claims have been brought against any third party by the Company.

               (k) Software. The Software (as defined below) owned or purported to be owned by the Company, was either (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have validly assigned all of their rights in such Software to the Company; or (iii) otherwise acquired by the Company from a third party. To the Company's Knowledge, such Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company, except for such materials or development environments obtained by the Company from other Persons that make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms. For purposes of this
Section 3.15(k), "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing.

        3.16 PROPRIETARY INFORMATION OF THIRD PARTIES. No third party has claimed or, to the Knowledge of the Company, has reason to claim that any Person employed by or affiliated with the Company in connection with and during the Company's ownership and operation of its business has (i) violated or may be violating any of the terms or conditions of such Person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any Trade Secret or Other Proprietary Information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which relates to such a claim.

        3.17 LITIGATION. Except as set forth in Section 3.17 of the Company Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened or anticipated against, relating to or affecting (i) the Company, its Assets and Properties or its business, or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Company, there is no basis for any such Action or Proceeding. The Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

        3.18 COMPLIANCE WITH LAW. The Company is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has not received any written notice to the effect that, or otherwise has been advised that, the Company is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Company.

        3.19 CONTRACTS.

               (a) Section 3.19 of the Company Disclosure Schedule contains a true and complete list of each of the following contracts, agreements or other arrangements to which the Company is a party or by which any of its Assets and Properties is bound (and, to the extent oral, accurately describes the terms of such contracts, agreements and arrangements):

                    (i)    any Plan;

                    (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee not terminable by the Company at will without liability, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will;

                    (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                    (iv) any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business involving potential payments in excess of $25,000 individually or in the aggregate;

                    (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person;

                    (vi) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000;

                    (vii) any agreement, contract or commitment relating to the disposition or acquisition of Assets or Properties not in the Ordinary Course of Business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                    (viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

                    (ix) any joint marketing or development agreement (excluding agreements with resellers, value added resellers or independent vendors entered into in the Ordinary Course of Business that do not permit such resellers or vendors to modify the Company's products),

                    (x) any distribution agreement (identifying any that contain exclusivity provisions);

                    (xi) any other agreement, contract or commitment (excluding real and personal property leases) which involves payment by the Company of $25,000 or more and is not cancelable without penalty within thirty
(30) days;

                    (xii) all subscription or other agreements related to the equity ownership of the Company; and

                    (xiii) all contracts or commitments that in any way grants a third party a right of first refusal for the purchase of the Company or any of its Assets or Properties.

               (b) A correct and complete copy of each contract, agreement or other arrangement disclosed in the Company Disclosure Schedule has been previously provided to Parent. Each contract, agreement or other arrangement disclosed in the Company Disclosure Schedule is in full force and effect and to the Company's Knowledge constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company, and to the Knowledge of the Company, the other parties thereto, and the Company has performed all of its required obligations under, and is not in violation or breach of or default under, any such contract, agreement or arrangement. To the Knowledge of the Company, the other parties to any such contract, agreement or arrangement are not in violation or breach of or default under any such contract, agreement or arrangement.

        3.20 ENVIRONMENTAL MATTERS.

               (a) The Company is in compliance with all applicable "Environmental Laws" (as defined below) and there are no circumstances which may materially prevent or interfere with such compliance in the future. The Company has not received any communication (whether written or oral), whether from a Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that the Company or any of the Assets or Properties used in the Company's business is not in full compliance with Environmental Laws. All Permits, registrations and other governmental authorizations currently held by the Company pursuant to Environmental Laws (collectively, "Environmental Permits") are identified in Section 3.20(a) of the Company Disclosure Schedule and represent all such Permits necessary for the conduct of its business as currently conducted. The Company has not been notified by any relevant Governmental or Regulatory Authority that any Environmental Permit will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business, and, to the Knowledge of the Company, no Environmental Permit will be modified, suspended or revoked, or cannot be renewed in the Ordinary Course of Business of the Company.

               (b) There is no "Environmental Notice" (as defined below) that is
(i) pending or, to the Knowledge of the Company, threatened against the Company or (ii) to the Knowledge of the Company, pending or threatened against any Person whose liability for such Environmental

Notice may have been retained or assumed by or could reasonably be imputed or attributed to the Company.

               (c) There are no past or present actions, activities, circumstances, conditions, events or incidents arising from the operation, ownership or use of any Assets or Properties currently or formerly owned, operated or used by the Company (or any entity formerly an Affiliate of the Company), including, without limitation, the release, emission, discharge or disposal of any "Material" (as defined below) into the "Environment" (as defined below), that (i) could reasonably be expected to result in the incurrence of costs under Environmental Laws or (ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company or against any Person whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed to the Company.

               (d) Without in any way limiting the generality of the foregoing,
(i) all underground storage tanks, and the capacity and contents of such tanks, located on property at any time owned, leased or used by the Company are identified in Section 3.20(d) of the Company Disclosure Schedule, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, leased or used by the Company, (iii) no polychlorinated biphenyls (PCB's) are used or stored on any property owned, leased or used by the Company and (iv) all locations currently or formerly owned, leased or used by the Company (or any current or former Affiliate of the Company) at which any Material generated, used, owned or controlled by the Company or any current or former Affiliate of the Company (or by any previous owner or operator) may have been disposed of or released into the Environment are identified and described in Section 3.20(d) of the Company Disclosure Schedule.

               (e) For purposes of this Section 3.20:

                    (i) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

                    (ii) "Environmental Notice" means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Material or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

                    (iii) "Environmental Laws" means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, Orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority relating to pollution, the protection of the Environment or the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

                    (iv) "Material" means pollutants, contaminants or chemical, industrial, hazardous, radioactive or toxic materials or wastes, including, without limitation, petroleum and petroleum products.

        3.21 INVENTORY. The inventory of the Company is in good and merchantable condition, and is suitable and usable at its carrying value in the Ordinary Course of Business for the purposes for which it is intended. To the Knowledge of the Company, there is no material adverse condition affecting the supply of materials available to the Company. All inventories used in or relating to the conduct of the Company's business are owned by the Company free and clear of any Encumbrances.

        3.22 ACCOUNTS RECEIVABLE. The accounts receivable and all other receivables shown on the Company Financial Statements (subject to reserves for non-collectibility as reflected therein, which reserves (if any) are in accordance with GAAP), and all receivables acquired or generated by the Company since December 31, 2000 are bona fide receivables and represent amounts due with respect to actual, arms-length transactions entered into in the Ordinary Course of Business of the Company and are legal, valid and binding obligations of the obligors therefor.

        3.23 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, Order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material current business practice of the Company, any acquisition of assets or properties by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company.

        3.24 INSURANCE. Set forth in Section 3.24 of the Company Disclosure
Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company or the Assets and Properties of the Company (or any of the Company's directors, officers, salespersons, agents or employees), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective dates; termination dates; policy number; per-occurrence and annual aggregate deductibles or self-insured retentions; per-occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All policies set forth on the Company Disclosure Schedule are in full force and effect, and with respect to such policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance with all requirements of law and all agreements to which the Company is a party or otherwise bound, and are valid, outstanding policies and, to the Knowledge of the Company, provide adequate insurance coverage for the Company and the business and Assets and Properties of the Company and will remain in full force and effect through the respective dates set forth in the Company Disclosure Schedule. None of such policies contains a provision that would permit the termination, limitation, lapse, exclusion or change in the terms of coverage of such policy (including, without limitation, a change in the limits of liability) by reason of the consummation of the transactions contemplated by this Agreement. Complete and accurate copies of all such policies and related documentation have previously been provided to the Parent.

        3.25 TAX MATTERS.

               (a) The Company has filed on a timely basis all Tax Returns that it was required to file, and as of the applicable date of filing all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through December 31, 2000 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements. The Company has no actual or potential liability for any Tax obligation of any other taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental or Regulatory Authority.

               (b) The Company has delivered to Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company. None of the federal income Tax Returns of the Company have been audited. All other federal income Tax Returns of the Company for all taxable years through June 30, 1997 are closed by the applicable statute of limitations. The Company has delivered or made available to Parent complete and accurate copies of all other Tax Returns of the Company, together with all related examination reports and statements of deficiency for all periods from and after incorporation. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

               (c) The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of its assets is subject to an election under Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code. It has no actual or potential liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise. It is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

               (d) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

               (e) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code

               (f) Section 3.25(g) of the Disclosure Schedule sets forth, as of the most recent practicable date, (i) the basis of the Company in its Assets and Properties and (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

        3.26 LABOR AND EMPLOYMENT RELATIONS. To the Knowledge of the Company, no officer, executive or group of five (5) or more employees of the Company has or have any plans to terminate his, her or their employment with the Company. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and to the Knowledge of the Company, there are no attempts to organize any of the Company's employees by any person, unit or group seeking to act as their bargaining agent. The Company has complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other Taxes. There are no pending or, to the Knowledge of the Company, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any Person employed or formerly employed by the Company. To the Knowledge of the Company, no union representation elections relating to the Company's employees have been scheduled by any Governmental or Regulatory Authority, no organizational effort is being made with respect to any of such employees, and no investigation of the Company's employment policies or practices by any Governmental or Regulatory Authority is pending or threatened. The Company is not currently, and in the past has not been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Company. The Company has never experienced any work stoppage and, to the Knowledge of the Company, no work stoppage has been threatened or is planned.

        3.27 CERTAIN EMPLOYEES. Set forth in Section 3.27 of the Company Disclosure Schedule is a list of the names of the Company's employees and consultants as of the date hereof involved in the management and operation of the Company's business, together with the title or job classification of each such Person and the total compensation (with wages and bonuses, if any, separately detailed) paid in 2000 and the current rate of pay for each such person on the date of this Agreement. None of such Persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable at will by the Company without cost or other liability to the Company.

        3.28 CHANGE OF CONTROL PAYMENTS. Section 3.28 of the Company Disclosure Schedule sets forth the terms pursuant to which all amounts may become payable (whether currently or in the future) to current or former officers, directors or employees of the Company as a result of or in connection with the Merger.

        3.29 CUSTOMERS. Section 3.29 of the Company Disclosure Schedule sets forth a true and correct list of the Company's current customers and the Company's customers during the 1998, 1999 and 2000 fiscal years related to the Company's business. Since January 1, 2000, no single customer or group of affiliated customers contributing more than Ten Thousand Dollars ($10,000) per annum to the gross revenues of the Company's business has stopped doing business with the Company, and no such customer has given notice to the Company of an intention to discontinue doing business or reduce the level of gross revenues from that in fiscal year 2001 with the Company.

        3.30 PROXY STATEMENT. The information supplied by the Company for inclusion in the definitive proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement or amendment to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Acquisition Co. which is contained in any of the foregoing documents.

        3.31 BANK ACCOUNTS. Section 3.31 of the Company Disclosure Schedule contains a complete and accurate list of each deposit account or asset maintained by or on behalf of the Company with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number, and the name and title or capacity of each Person authorized to have access thereto.

        3.32 PERMITS. Section 3.32 of the Company Disclosure Schedule contains a true and complete list of all Permits used in that are material, individually or in the aggregate, to the Company's business. All such Permits are currently effective and valid and have been validly issued. No additional Permits are necessary to enable the Company to conduct its business in material compliance with all applicable federal, state and local laws. Neither the execution, delivery or performance of this Agreement nor the mere passage of time will have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct its business as now operated. To the Knowledge of the Company, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of the Company's business or of the conduct of the Company's business after the Closing. The Company has provided Parent with true and complete copies of all Permits listed in the Company Disclosure Schedule.

        3.33 THIRD PARTY CONSENTS. No consent, approval or authorization of any third party on the part of the Company is required in connection with the consummation of the transactions contemplated hereunder except as otherwise provided in Section 3.33 of the Company Disclosure Schedule.

        3.34 BROKERS. The Company has not retained any broker in connection with the transactions contemplated hereunder. Parent has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Company.

        3.35 BOARD APPROVAL. The Board of Directors of the Company has, prior to the date hereof, unanimously approved this Agreement and the Merger and has heretofore adopted the resolutions set forth in Section 3.35 of the Company Disclosure Schedule.

        3.36 MATERIAL MISSTATEMENTS AND OMISSIONS. The statements, representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CO.

        Parent and Acquisition Co., jointly and severally, represent and warrant to the Company as of the date hereof and as of the Closing Date, as follows:

        4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of the Delaware. Acquisition Co. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

        4.2 AUTHORITY. Each of Parent and Acquisition Co. has all necessary corporate power and corporate authority and has taken all corporate actions necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and no other proceedings on the part of Parent or Acquisition Co. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Co. and constitutes a legal, valid and binding obligation of Parent and Acquisition Co., respectively, enforceable against each of Parent and Acquisition Co. in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

        4.3 LITIGATION. There are no Actions or Proceedings pending or, to the Knowledge of Parent or Acquisition Co., threatened or anticipated against, relating to or affecting the transactions contemplated by this Agreement, and, to the Knowledge of Parent or Acquisition Co., there is no basis for any such Action or Proceeding.

        4.4 REPORTS AND FINANCIAL STATEMENTS. Parent has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its

(a) Form 10-Q for the period ended September 30, 2000 as filed with the SEC and
(b) all other reports filed by Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the "Parent Reports"). The Parent Reports constitute all of the documents required to be filed by Parent under Section 13 or subsections
(a) or (c) of Section 14 of the Exchange Act with the SEC since the date of its initial public offering through the date of this Agreement. The Parent Reports have been duly filed, were in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed, and were complete and correct in all material respects as of the dates at which the information therein was furnished. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The unaudited interim financial statements of Parent included in the Parent Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Parent.

        4.5 BROKERS. Neither Parent nor Acquisition Co. has retained any broker in connection with the transactions contemplated hereunder. The Company does not have, and will not have, any obligation to pay any broker's, finder's investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of Parent or Acquisition Co.

                                    ARTICLE V

                                    COVENANTS

        5.1 OPERATION OF BUSINESS PRIOR TO EFFECTIVE TIME. Between the date hereof and the Effective Time, the Company will operate its business in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use all commercially reasonable efforts to seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time:

               (a) the Company shall not do any of the following without the prior written consent of Parent:

                    (i)    amend its Certificate of Incorporation or bylaws;

                    (ii) except as set forth in the Company Disclosure Schedule, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights);

                    (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities other than shares repurchased from employees at their original cost;

                    (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or otherwise permit the corporate existence of the Company or the rights or franchises or any license, permit or authorization under which its business operates to be suspended, lapsed or revoked;

                    (v)    create or form any subsidiary;

                    (vi) (A) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the Ordinary Course of Business, or modify or agree to any amendment of the terms of any of the foregoing; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of subsidiaries of the Company incurred in the Ordinary Course of Business; (C) make any loans, advances or capital contributions to or investments in any other person; (D) pledge or otherwise encumber shares of capital stock of the Company; or (E) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrances thereupon;

                    (vii) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

                    (viii) hire additional employees of the Company, materially increase the compensation of employees, or enter into employment agreements or contracts, except in the Ordinary Course of Business;

                    (ix) (A) acquire, sell, lease, license, transfer or otherwise dispose of any assets in any single transaction or series of related transactions having a fair market value in excess of Ten Thousand Dollars ($10,000) in the aggregate or that are otherwise material to the

Company, other than sales of its products and licenses of software (other than exclusive licenses) in the ordinary course of business consistent with past practices, or (B) enter into any exclusive license, distribution, marketing, sales or other agreement; provided, however, that if Parent has not disapproved of the Company's proposal to enter into a license transaction within five (5) Business Days following receipt of notice from the Company describing in detail the proposed terms of and parties to such license transaction, then Parent shall be deemed to have approved of such transaction provided that it is entered into on the terms and with the parties as described in the notice;

                    (x) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

                    (xi) revalue any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable;

                    (xii) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (B) enter into any contract or agreement that would be material to the Company, (C) amend, modify, waive or terminate any right under any material contract in any way or any right under any other contract in any material way; (D) modify its standard Company warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any of its subsidiaries; or (E) except as set forth in Section 5.1(a)(xii)(E) of the Company Disclosure Schedule, authorize any new capital expenditure or expenditures that individually is in excess of Ten Thousand Dollars ($10,000) or in the aggregate are in excess of Twenty Thousand Dollars ($20,000), or that would otherwise be material to the Company;

                    (xiii) make any tax election or settle or compromise any income tax liability or permit any insurance policy naming it as a beneficiary or loss payee to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

                    (xiv) settle or compromise any pending or threatened suit, action or claim that (A) relates to the transactions contemplated hereby or (B) the settlement or compromise of which would be for more than Ten Thousand Dollars ($10,000) in any single case, or Twenty Thousand Dollars ($20,000) in the aggregate, or that would otherwise be material to the Company;

                    (xv) except as set forth in Section 5.1(a)(xv) of the Company Disclosure Schedule, make any payment to any stockholder, officer, director or employee of the Company or any affiliate or relative of any of them except for payment for services rendered by any such person as an employee or independent contractor of the Company in the Ordinary Course of Business consistent with past practice;

                    (xvi) commence any software, hardware or other technology development project or terminate any software, hardware or other technology development project that is currently ongoing; or

                    (xvii) allow the Company's rights in any Intellectual Property to be abandoned or otherwise lost,

                    (xviii) sell, license or sublicense to any third party any of the Company's Intellectual Property;

                    (xix) take or agree in writing or otherwise that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect; and

                    (xx) permit any holder of Company Convertible Securities to effect a cashless exercise of such securities other than pursuant to a written agreement providing for a one-day loan of funds in the amount of the aggregate exercise price therefor and requiring immediate repayment of such note from the portion of the Cash Consideration payable to such holder.

               (b) The Company shall:

                    (i) maintain the assets and properties of the Company in the Ordinary Course of Business in the manner historically maintained by the Company, reasonable wear and tear, damage by fire and other casualty excepted;

                    (ii) promptly repair, restore or replace any assets or properties of the Company in the Ordinary Course of Business consistent with past practice;

                    (iii) upon any damage, destruction or loss to any of the assets or properties of the Company, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof;

                    (iv)    comply with all applicable laws;

                    (v) file all foreign, federal, state and local Tax Returns required to be filed and make timely payment of all applicable Taxes when due and pay the expenses of preparation therefor (other than where the Company is disputing any such obligation in good faith);

                    (vi) take all actions reasonably necessary to be in compliance with all material contracts and to maintain the effectiveness of all of the Company's Permits;

                    (vii) notify Parent of any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to the Company or any other Person that results in, or would reasonably be expected to result in, a Material Adverse Effect on the Company;

                    (viii) notify Parent in writing of the commencement of any Actions or Proceedings by or against the Company or any of its subsidiaries; and

                    (ix) pay accounts payable and pursue collection of its accounts receivable in the Ordinary Course of Business.

        5.2 PROXY STATEMENT. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Proxy Statement shall also include the recommendation of the Board of Directors of the Company in favor of the Merger which shall not be withdrawn, modified or withheld except in compliance with the fiduciary duties of the Company's Board under applicable law.

        5.3 MEETING OF STOCKHOLDERS. Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and By-laws to convene the Company Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger.

        5.4 NO SOLICITATION OR NEGOTIATION. Between the date hereof and the earlier of the termination of this Agreement and July 1, 2001, the Company will not (nor will the Company permit any of the Company's officers, directors, employees, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any person other than Parent and Acquisition Co.: (i) solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of its or their capital stock or assets or any equity interest in the Company; (ii) provide information with respect to it or any of its subsidiaries to any person, other than Parent and Acquisition Co., relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company; or (iii) enter into any agreement with any person providing for the possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company.

        5.5 ACCESS TO INFORMATION. Between the date hereof and the Effective Time, the Company shall give Parent and its authorized representatives (including, without limitation, its attorneys and accountants), upon reasonable notice from Parent, reasonable access to all employees, customers, plants, offices, warehouses and other facilities, to (and where necessary, provide copies of) all books and records, contracts and all personnel files of current employees of the Company and its subsidiaries as Parent may reasonably require, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

        5.6 PUBLIC ANNOUNCEMENTS; COMPANY LITERATURE. None of Parent, Acquisition Co. or the Company shall issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Merger, without the prior consent of Parent and Acquisition Co. (in the case of the Company) or the Company (in the case of Parent or Acquisition Co.), except as may be required by applicable law, including any determination by Parent that a press release or other public statement is required under applicable securities or regulatory rules. If any party determines, with the advice of counsel, that it is required by applicable law to make this Agreement or any terms thereof public, it shall, consult with the other parties regarding such disclosure and seek confidential treatment for such terms or portions of this Agreement as may be requested by the other parties. The parties agree to announce this Agreement or the consummation of the Merger to the Company's employees, customers, vendors and strategic partners at such time and in such form as is mutually agreed upon by Parent and the Company.

        5.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement by the Company to be untrue or inaccurate at or prior to the Effective Time or (ii) any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure such breach or non-compliance by the Company, limit or otherwise affect the remedies available hereunder to Parent, or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedules.

        5.8 SATISFACTION OF CONDITIONS TO CLOSING. Between the date hereof and the Effective Time, the Company shall use its best efforts to cause all the conditions set forth in Section 6.3 to be satisfied.

        5.9 FEES AND EXPENSES. If the Merger is not consummated, then all fees, costs and expenses incurred in connection with the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, broker's consulting and other fees and expenses of third parties incurred by a party in connection with the negotiation, documentation and effectuation of the terms and conditions of the Merger, this Agreement and the other agreements and transactions contemplated hereby and thereby ("Third Party Expenses"), shall be the obligation of the respective party incurring such Third Party Expenses. If the Merger is consummated, then Parent shall pay its Third Party Expenses and the Company's Third Party Expenses; provided, however, that any of the Company's Third Party Expenses in excess of $166,000 in the aggregate shall be considered Damages for which Parent shall be indemnified in accordance with the provisions of Section 8.2(a).

        5.10 CONFIDENTIALITY. Each of the parties hereto will maintain in confidence, and will cause its respective directors, officers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished by another party to this Agreement in connection with the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality, (b) such information becomes publicly available through no fault of such party, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (d) the furnishing or use of such information is required by law. If the Merger is not consummated, the confidentiality obligations of each party pursuant to this
Section 5.10 will continue, and each party will return or, at the request of the party supplying the information, destroy as much of such written information as the other party may reasonably request.

        5.11 VOTING AGREEMENTS. Concurrently with the execution and delivery of this Agreement, certain stockholders of the Company, as listed on Schedule 1, are executing and delivering to Parent a voting agreement and proxy, in substantially the form attached hereto as

Exhibit M (the "Voting Agreement"), pursuant to which each such stockholder agrees to vote all of such stockholder's shares of Company Common Stock to approve this Agreement and the Merger, and grants Parent an irrevocable proxy to so vote such stockholder's shares of Company Common Stock.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States federal or state court or United States federal or state Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger; and

               (b) any governmental or regulatory notices, approvals or other requirements necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with, as applicable.

        6.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) the representations and warranties of Parent and Acquisition Co. contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, Parent and Acquisition Co. shall have delivered to the Company a certificate to that effect, executed by an officer of Parent and Acquisition Co.;

               (b) each of the covenants and obligations of Parent and Acquisition Co. to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition Co. shall have delivered to the Company a certificate to that effect, executed by an officer of Parent and Acquisition Co.; and

               (c) Parent shall have delivered all of Closing deliveries set forth in Section 2.10(c) above.

        6.3 CONDITIONS TO THE OBLIGATIONS OF PARENT AND ACQUISITION CO. The respective obligations of Parent and Acquisition Co. to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of the Company;

               (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition Co. a certificate to that effect, executed by an executive officer of the Company;

               (c) the Company shall have obtained all requisite approvals of the holders of the Outstanding Company Common Stock for this Agreement and the Merger,

               (d) the consents specified on Section 3.33 of the Company Disclosure Schedule and any other material third party consents necessary to consummate the transactions contemplated hereby shall have been given, obtained or complied with as applicable;

               (e) there shall have been no events, changes or effects, individually or in the aggregate, with respect to the Company having, or that would reasonably be expected to have, a Material Adverse Effect on the Company;

               (f) Pauline Gee shall not have terminated her employment with the Company or given written or oral notice to the Company or Parent of her intention to do so after the consummation of the Merger;

               (g) no more than 10% of the Outstanding Company Common Stock shall be Dissenting Shares, with respect to which dissenters' rights have not terminated;

               (h) the Company shall have delivered all of the Closing deliveries set forth in Section 2.10(b) above;

               (i) Parent shall be satisfied with the results of its due diligence investigation of the Company in its sole discretion;

               (j) all Company Convertible Securities, including without limitation all outstanding options, shall have been converted into or exercised for shares of Company Common Stock or shall have been terminated, it being understood that the Cash Consideration to be paid by Parent at the Closing shall be reduced by the aggregate stated cash exercise price of all Company Convertible Securities exercised for shares of Company Common Stock by net exercise thereof (the "Aggregate Net Exercise Price"); and

               (k) Pauline Gee shall have entered into an Employment Agreement, in substantially the form of Exhibit F.

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

        7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement:

               (a) by written consent of Parent, Acquisition Co., and the Company;

               (b) by Parent and Acquisition Co. or the Company if (i) any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable, or (ii) the Merger has not been consummated by June 1, 2001 (the "Final Date"); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

               (c) by the Company on written notice to Parent if (i) there shall have been a material breach of any representations or warranties on the part of Parent or Acquisition Co. set forth in this Agreement or if any representations or warranties of Parent or Acquisition Co. shall have become untrue in any material respect, and Parent or Acquisition Co., as the case may be, has not cured such breach within ten (10) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent or Acquisition Co. of any of their respective covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or the Company to consummate the Merger, and Parent or Acquisition Co., as the case may be, has not cured such breach within ten (10) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect; or

               (d) by Parent and Acquisition Co. on written notice to the Company if (i) there shall have been a material breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue in any material respect, and the Company has not cured such breach within ten (10) business days after notice by Parent or Acquisition Co. thereof, provided that neither Parent nor Acquisition Co. has breached any of their respective obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of one or more of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Parent, Acquisition Co. or the Company to consummate the Merger, and the Company has not cured such breach within ten (10) business days after notice by Parent or Acquisition Co. thereof, provided that neither Parent nor Acquisition Co. has breached any of its respective obligations hereunder in any material respect.

        7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 above, this Agreement shall forthwith become void and have no effect without liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than liability for any pre-termination breach; provided, that the following provisions shall survive any termination: Section 7.2 and Sections 5.6, 5.7, 7.4, 9.9, 9.10, 9.11 and 9.12.

        7.3 AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Acquisition Co. at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under applicable law without such approval. This Agreement (including the Company Disclosure Schedule) may be amended only by an instrument in writing signed on behalf of the parties hereto.

        7.4 BREAK-UP FEE. In the event (i) the Company breaches its obligations under Section 5.4 above, (ii) Parent terminates this Agreement pursuant to
Section 7.1(d) above, or (iii) Parent terminates this Agreement due to the failure of the condition set forth in Section 2.10(b)(viii), the Company shall grant to Parent a non-exclusive, royalty-free license to the Company's Gene Expression Profiling Technology Patents (as defined below) in the form of Exhibit L attached hereto (the "License Agreement"). The License Agreement shall be deemed to be in full force and effect immediately upon the occurrence of (i),
(ii) or (iii) above even if not then executed by the parties. The parties acknowledge and agree that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Parent in the event of (i), (ii) or (iii) above. It is understood and agreed by the parties that in the event of (i), (ii) or (iii) above, (A) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (B) the granting of the license under the License Agreement is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (C) the fair market value of the license granted pursuant to the License Agreement represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated by Parent upon the occurrence of (i), (ii) or (iii) above, and shall be the sole and exclusive measure of damages in any such event. Upon the effectiveness of the License Agreement in accordance with the provisions of this Section 7.4, the Company shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to such liquidated damages. "Gene Expression Profiling Technology Patents" shall mean (1) United States patent numbers 5,585,232 (issued December 17, 1996), 5,589,337 (issued December 31, 1996) and 5,811,231 (issued September 22, 1998)
and divisional patent application 09/074,938 (filed May 8, 1998), (2) all inventions described and/or claimed therein, (3) all substitutions, divisions, continuations, continuations-in-part, reissues or reexaminations thereof and patents issuing thereon, and (4) all foreign patents and patent applications corresponding thereto.

        7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may, only by action taken in writing, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                    ACTIONS BY THE PARTIES AFTER THE CLOSING

        8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, ETC. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Assets and Properties, business, operations or condition (financial or otherwise) of the other party), and thereafter the representations and warranties the parties herein shall continue to survive in full force and effect for a period of twelve (12) months after the Closing Date.

        8.2 INDEMNIFICATION.

               (a) Out of the Indemnity Escrow Amount. Subject to Section 8.2(e) below, the Parent, the Surviving Corporation and their respective officers, directors, employees, affiliates, agents, successors, subsidiaries and assigns (collectively the "Parent Group") shall be indemnified, defended and held harmless out and to the extent of the Indemnity Escrow Amount from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, lost profits, losses resulting from any shutdown or curtailment of operations, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by the Company in or pursuant to this Agreement, or in the other documents delivered to Parent or Acquisition Co. in connection with the transactions contemplated in this Agreement.

               (b) By Parent. Parent and Acquisition Co. shall, jointly and severally, indemnify, defend and hold harmless the Company Stockholders and their respective officers, employees, agents, successors and assigns from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by Parent in or pursuant to this Agreement, or in any other documents delivered to the Company or to any Company Stockholder in his capacity as a Company Stockholder in connection with the transactions contemplated in this Agreement.

               (c) Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party (or if the indemnification is out of the Indemnity Escrow Amount, the Stockholder Representatives) as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification and defense hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party (or the Stockholder Representatives, as applicable) shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Action or Proceeding, then the indemnifying party (or the Stockholder Representatives, as applicable) shall be entitled, if it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's (or the Indemnity Escrow Amount's, as applicable) cost, risk and expense (unless (i) the indemnifying party (or the Stockholder Representatives, as applicable) has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party (or the Stockholder Representatives, as applicable) and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party (or the Stockholder Representatives, as applicable), such consent not to be unreasonably withheld. The indemnified party (or the Stockholder Representatives, as applicable) may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party (or the Stockholder Representatives, as applicable) fails to assume the defense of such Action or Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 8.2, or (ii) the named parties to such Action or Proceeding include both the indemnifying party and the indemnified party and the indemnified party (or the Stockholder Representatives, as applicable) and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Action or Proceeding has been filed or initiated (or the Stockholder Representatives, as applicable) will (upon delivering notice to such effect to the indemnifying party or the Stockholder Representatives, as applicable) have the right to undertake, at the indemnifying party's (or the Indemnity Escrow Amount's, as applicable) cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party (or the Indemnity Escrow Amount, as applicable); provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party (or the Stockholder Representatives, as applicable), which consent shall not be unreasonably withheld. In the event the indemnified party (or the Stockholder Representatives, as applicable) assumes defense of the Action or Proceeding, the indemnified party (or the Stockholder Representatives, as applicable) will keep the indemnifying party (or the Stockholder Representatives, as applicable) reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party (or the Stockholder Representatives, as applicable) with respect to any such defense, compromise or settlement. The indemnifying party (or the Indemnity Escrow Amount, as applicable) shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party (or the indemnified party shall be indemnified and held harmless out and to the extent of the Indemnity Escrow Amount, as applicable) from and against any Damages by reason of such settlement or judgment.

        Regardless of whether the indemnifying party (or the Stockholder Representatives, as applicable) or the indemnified party (or the Stockholder Representatives, as applicable) takes up the defense, the indemnifying party will pay (or out and to the extent of the Indemnity Escrow Amount shall be paid, as applicable) reasonable costs and expenses in connection with the defense, compromise or settlement for any Action or Proceeding under this Section 8.2.

        The indemnified party (or the Stockholder Representatives, as applicable) shall cooperate in all reasonable respects with the indemnifying party (or the Stockholder Representatives, as applicable) and its attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party (or the Stockholder Representatives, as applicable) may, at its own cost (or the cost of the Indemnity Escrow Amount, as applicable), participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom. The indemnifying party shall pay (or out and to the extent of the Indemnity Escrow Amount shall be paid, as applicable) all expenses due under this Section
8.2 as such expenses become due. In the event such expenses are not so paid, the indemnified party (or the Stockholder Representatives, as applicable) shall be entitled to settle any Action or Proceeding under this Section 8.2 without the consent of the indemnifying party (or the Stockholder Representatives, as applicable) and without waiving any rights the indemnified party may have against the indemnifying party.

               (d) Indemnity Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought (or the Stockholder Representatives, as applicable) pursuant to the terms and conditions set forth in the Escrow Agreement.

               (e) Limitation on Indemnification.

                    (i) The Company Stockholders shall not be entitled to indemnification from Parent, and Parent, Acquisition Co. and no member of the Parent Group shall be entitled to indemnification out of the Indemnity Escrow Amount, for amounts payable pursuant to the indemnification obligations in this
Section 8.2 until the total of all such Damages incurred by the indemnified party exceed Fifty Thousand Dollars ($50,000) in the aggregate (the "Threshold Amount"), in which case the indemnified party shall be entitled to indemnification from the indemnifying party for all Damages due hereunder including the Threshold Amount;

                    (ii) Except for actions by Parent and/or any member of the Parent Group and/or Acquisition Co. against the officers and directors of the Company for any fraud or intentional breach by the Company or its officers and directors, from and after the Effective Time, the indemnification provisions of
Section 8.2 shall be the exclusive remedy for Parent and/or any member of the Parent Group and/or Acquisition Co. for a breach of any representation, warranty or covenant by the Company in this Agreement and shall be in lieu of any rights Parent and/or any member of the Parent Group and/or Acquisition Co. may have under law or in equity with respect to any such breaches or otherwise. Any and all claims, actions, or losses that Parent and/or the Parent Group and/or Acquisition Co. may have against the Company or the Company Stockholders, in the aggregate, shall be limited to and payable only up to the limit of the Indemnity Escrow Amount and Parent and/or the Parent Group and/or Acquisition Co. shall have no other recourse for any claims, actions or losses, whatsoever, in excess thereof. The foregoing does not release the officers and directors of the Company, individually, for any actions against such officers and directors for fraud or intentional breach by the Company of any representation, warranty or covenant made by the Company in this Agreement.

                    (iii) Upon making any payments to Parent and/or any member of the Parent Group and/or Acquisition Co. for any indemnification claim pursuant to Section 8.2, the Company Stockholders shall be subrogated, to the extent of such payment to Parent and/or any member of the Parent Group and/or Acquisition Co., to any rights the Company may have against third parties with respect to the subject matter underlying such indemnification claim.

        8.3 INDEMNITY ESCROW ACCOUNT. The Indemnity Escrow Amount shall be maintained in the escrow account established pursuant to the Escrow Agreement until the date which is twelve (12) months following the Closing Date (the "Escrow Period") for the purpose of satisfying claims by Parent and/or any member of the Parent Group and/or Acquisition Co. for indemnification under this
Article VIII. Upon expiration of the Escrow Period, and subject to the terms of this Section 8.3 and the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to the Company Stockholders the balance, if any, remaining in the escrow account. If, upon expiration of the Escrow Period, Parent and/or any member of the Parent Group and/or Acquisition Co. shall have asserted a claim for indemnity in accordance with this Article VIII and such claim is pending or unresolved at the time of such expiration, the Escrow Agent shall retain in escrow an amount of cash equal to the value of the asserted claim until such matter is resolved.

        8.4 FURTHER ASSURANCES. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article VIII).

                                   ARTICLE IX

                                  MISCELLANEOUS

        9.1 NOTICES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

               If to the Company, to:

                      Xenometrix, Inc.
                      2425 North 55th Street
                      Boulder, Colorado 80301
                      Facsimile No.  (303) 447-1758
                      Attention:  President

               If to the Stockholder Representatives, to:

                      Stephen J. Sullivan
                      935 Country Place
                      Lake Forest, IL  60045
                      Facsimile No.  (609) 987-9025

                      And

                      John K.A. Prendergast
                      3 Registry Drive
                      Lawrenceville, NJ  08648
                      Facsimile No.  (609) 844-9691

               with copies to:

                      Allen Matkins Leck Gamble & Mallory LLP
                      333 Bush Street, 17th Floor
                      San Francisco, California 94104
                      Facsimile No.  (415) 837-1516
                      Attention:  Roger S. Mertz, Esq.

               If to Parent, Acquisition Co., or Surviving Corporation:

                      Discovery Partners International, Inc.
                      9640 Towne Centre Drive
                      San Diego, CA  92121
                      Facsimile No:  (858) 455-8088
                      Attention:  Chief Executive Officer

               with copies to:

                      Brobeck, Phleger & Harrison LLP
                      12390 El Camino Real
                      San Diego, CA  92130
                      Facsimile No.:  (858) 720-2555
                      Attention:  Hayden J. Trubitt, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery (provided written receipt of such delivery is obtained), (ii) if delivered by facsimile transmission to the facsimile number as provided in this
Section 9.1, be deemed given upon transmission (provided answer back confirmation is obtained), and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.1, be deemed given two business days after posting (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

        9.2 ENTIRE AGREEMENT. This Agreement (and all exhibits and schedules attached hereto, and all other documents delivered in connection herewith) supersede all prior and contemporaneous commitments, discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement among the parties hereto with respect thereto.

        9.3 WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

        9.4 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

        9.5 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity or defense under Article VIII.

        9.6 NO ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that any party's rights to indemnification under Article VIII may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective permitted successors and assigns.

        9.7 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        9.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

        9.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

        9.10 ARBITRATION AND VENUE. Any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be submitted to arbitration in San Diego, California, pursuant to the rules and procedures of the commercial arbitration rules of the American Arbitration Association before a panel of three arbitrators. The ruling of the arbitrator shall be final, and judgment thereon may be entered in any court having jurisdiction. If any question is submitted to a court of law for resolution, then the Superior Court of the County of San Diego or the United States District Court having jurisdiction in the County of San Diego shall be the exclusive court of competent jurisdiction for the resolution of such question. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. Each party will bear its own attorneys' fees, unless otherwise decided by the arbitrator. The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Each party shall be entitled to pre-hearing discovery as provided in California Code of Civil Procedure Section 1283.05.

        9.11 CONSTRUCTION. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

        9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, by their respective duly authorized officers, as of the date first above written.

                                   DISCOVERY PARTNERS INTERNATIONAL, INC,
                                   a Delaware corporation

                                   By:    /S/ Jack Fitzpatrick

                                   Name:  Jack Fitzpatrick

                                   Title: Chief Financial Officer

                                   DPI PATENTS, INC.,
                                   a Delaware Corporation

                                   By:    /S/ Jack Fitzpatrick

                                   Name:  Jack Fitzpatrick

                                   Title: Chief Financial Officer

                                   XENOMETRIX, INC.,
                                   a Delaware corporation

                                   By:    /S/ Pauline Gee

                                   Name:  Pauline Gee

                                   Title: President and Chief Executive Officer




          [SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF REORGANIZATION]